Exhibit 10.1

The Toro Company 2010 Equity and Incentive Plan

The Toro Company
2010 Equity and Incentive Plan

The Toro Company

2010 Equity and Incentive Plan

Article 1. Establishment, Purpose and Duration

1.1           Establishment.  The Toro Company, a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as The Toro Company 2010 Equity and Incentive Plan (this “Plan”), as set forth in this document.  This Plan provides for the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Annual Performance Awards, Nonemployee Director Awards, Other Cash-Based Awards and Other Stock-Based Awards, each as defined below in Article 2.  This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2           Purpose of This Plan.  The purpose of this Plan is to provide a means whereby Employees, Directors and Third-Party Service Providers, each as defined below in Article 2, develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.  A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third-Party Service Providers and to provide a means whereby those individuals for whom the responsibilities of the successful administration and management of the Company are of importance can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3           Duration of This Plan.  Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date.  After this Plan is terminated, no Awards (as defined below in Article 2) may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1           “Affiliate” shall mean a corporation or other entity (including a partnership or a limited liability company) that is controlled by, controlling, or under common control with, the Company, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2           “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3           “Adverse Action” means any Participant, during or within one year after the termination of employment or other service with the Company, an Affiliate or a Subsidiary, (a) being employed or retained by or rendering services to any organization that, directly or indirectly, competes with or becomes competitive with the Company or such Affiliate or Subsidiary, or rendering such services that are prejudicial or in conflict with the interests of the Company, an Affiliate or a Subsidiary, or (b) violating any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with the Company, or (c) engaging in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company, an Affiliate or a Subsidiary

2.4           “Annual Performance Award” has the meaning set forth in Section 10.1.

2.5           “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Annual Performance Awards, Nonemployee Director Awards, Other Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.6           “Award Agreement” means either:  (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof.  The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.7           “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.8           “Board” or “Board of Directors” means the Board of Directors of the Company.

2.9           “Change of Control” means any of the following events:

(a)
The acquisition by any Person of Beneficial Ownership of twenty percent (20%) or more of either (i) the then-outstanding Shares of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this paragraph 2.9; or

(b)
Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)
Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding Shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.10           “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.  For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11           “Committee” means the Compensation and Human Resources Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, (b) “independent directors” (as defined in the rules of The New York Stock Exchange) and (c) “outside directors” within the meaning of Code Section 162(m).  The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.  If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee.

2.12           “Company” means The Toro Company, a Delaware corporation, and any successor thereto as provided in Article 22 herein.

2.13           “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of:  (a) ninety (90) days after the beginning of any Performance Period, or (b) twenty-five percent (25%) of any Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.14           “Director” means any individual who is a member of the Board of Directors of the Company.

2.15           “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company, Affiliate or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Code Section 22(e)(3).

2.16           “Effective Date” has the meaning set forth in Section 1.1.

2.17           “Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, an Affiliate, or a Subsidiary on the payroll records thereof.  An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company,

Affiliate, or Subsidiary during such period.  An individual shall not cease to be an Employee in the case of:  (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, any Affiliates, or any Subsidiaries.  For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company, an Affiliate or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option.  Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute "employment" by the Company.

2.18           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.19           “Extraordinary Items” means (a) extraordinary, unusual or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s Annual Report on Form 10-K.

2.20           “Fair Market Value” or “FMV” means, with respect to a Share, as of any date:  (a) the closing sale price of a Share at the end of the regular trading session, as reported by The New York Stock Exchange, The NASDAQ Stock Market, The American Stock Exchange or any national exchange on which the Shares are then listed or quoted (or, if no Shares were traded on such date, as of the next preceding date on which there was such a trade); or (b) if the Shares are not so listed, admitted to unlisted trading privileges, or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no Shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (c) if Shares are not so listed or reported, such price as the Committee determines in good faith, and consistent with the definition of “fair market value” under Code Section 409A.

2.21           “Full-Value Award” means an Award other than in the form of an ISO, NQSO or SAR, and which is settled by the issuance of Shares.

2.22           “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

2.23           “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.24           “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted pursuant to Article 6 to an Employee and that is designated as an Incentive Stock Option that is intended to meet the requirements of Code Section 422 or any successor provision.

2.25           “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.26           “Nonemployee Director” means a Director who is not an Employee.

2.27           “Nonemployee Director Award” means any NQSO, SAR or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan, including any Nonemployee Director Option or Nonemployee Director Shares granted pursuant to Article 11.

2.28           “Nonemployee Director Option” has the meaning set forth in Section 11.2(a).

2.29           “Nonemployee Director Shares” has the meaning set forth in Section 11.1.

2.30           “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements, including an NQSO granted pursuant to Article 6 and a Nonemployee Director Option granted pursuant to Article 11.

2.31           “Option” means (a) an Incentive Stock Option or a Nonqualified Stock Option, granted pursuant to Article 6 or (b) a Nonemployee Director Option, granted pursuant to Article 11.

2.32           “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.33           “Other Cash-Based Award” means an Award, denominated and paid in cash, not otherwise described by the terms of this Plan, granted pursuant to Article 12.

2.34           “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 12.

2.35           “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.36           “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees.  Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.37           “Performance Goals” mean with respect to any applicable Award, one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures during the specified Performance Period, as set forth in the related Award Agreement.

2.38           “Performance Measures” mean: (a) with respect to any Award intended to qualify as Performance-Based Compensation, any one or more of the measures described in Article 15 on which the Performance Goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation; and (b) with respect to any other Award, such performance measures as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement for purposes of determining the applicable Performance Goal.

2.39           “Performance Measure Element” has the meaning set forth in Section 15.1.

2.40           “Performance Period” means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.41           “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding Performance Goals have been achieved.

2.42           “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding Performance Goals have been achieved.

2.43           “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.44           “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.45           “Plan” means The Toro Company 2010 Equity and Incentive Plan.

2.46           “Plan Year” means the Company’s fiscal year which begins November 1 and ends October 31.

2.47           “Prior Plans” mean The Toro Company 2000 Stock Option Plan, The Toro Company Performance Share Plan, The Toro Company 2000 Directors Stock Plan and The Toro Company Annual Management Incentive Plan II.

2.48           “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.49           “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant Date.

2.50           “Retirement” shall have the meaning established by the Committee from time to time or, if no such meaning is established, shall mean termination of employment with the Company or any Affiliate or Subsidiary at or after age 55 and with a number of years of service that, when added together with the Participant’s age, equals at least 65.

2.51           “Share” means a share of common stock of the Company, par value $1.00 per share.

2.52           “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.53           “Stock-Based Award” means any equity-based or equity-related Award made pursuant to the Plan, including Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Nonemployee Directors Awards and Other Stock-Based Awards.

2.54           “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.55           “Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders services to the Company, a Subsidiary or an Affiliate that:  (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1           General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan.  The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the

Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals.  All actions taken, and all interpretations and determinations made, by the Committee shall be final and binding upon the Participants, the Company, any Affiliate or any Subsidiary and all other interested individuals.

3.2           Authority of the Committee.  Subject to any express limitations set forth in this Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan including the following:

(a)
To determine from time to time which of the persons eligible under this Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award, and the number of Shares subject to an Award;

(b)
To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;

(c)	To approve forms of Award Agreements for use under this Plan;

(d)	To determine Fair Market Value of a Share in accordance with Section 2.20 of this Plan;

(e)	To amend this Plan or any Award Agreement as provided in this Plan;

(f)
To adopt subplans or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than, and outside of, the United States.  Such subplans or special provisions may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such subplans or special provisions, the provisions of this Plan shall govern;

(g)	To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board;

(h)	To determine whether Awards will be settled in Shares, cash or in any combination thereof;

(i)
Subject to Article 16, to determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant;

(j)
To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares, including:  (i) restrictions under an insider trading policy, and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

3.3           Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.  The

Committee may, by resolution, authorize one or more directors of the Company to do one or both of the following on the same basis as can the Committee:  (a) designate Employees to be recipients of Awards pursuant to this Plan; and (b) determine the size of any such Awards; provided, however, that (x) the Committee shall not delegate such responsibilities to any such director(s) for any Awards granted to an Employee who is considered an Insider or a Covered Person; (y) the resolution providing such authorization shall set forth the type of Awards and total number of each type of Awards such director(s) may grant; and (z) the director(s) shall comply with any provisions of the Company’s bylaws applicable to committees of the Board.  The Committee also may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee:  (A) designate Employees to be recipients of (i) Options pursuant to Article 6, (ii) SARs pursuant to Article 7, or (iii) any Award granted pursuant to this Plan denominated and paid in cash (collectively, “Officer Delegated Awards”); and (B) determine the size of any such Officer Delegated Awards; provided, however, that (x) the Committee shall not delegate such responsibilities to any such officer(s) for any Officer Delegated Awards granted to an Employee who is considered an Insider or a Covered Person; and (y) the resolution providing such authorization shall set forth the type of Awards and total number of each type of Awards such officer(s) may grant.

Article 4. Shares Subject to This Plan and Maximum Awards

4.1           Number of Shares Authorized and Available for Awards.  Subject to adjustment as provided in Section 4.4 of this Plan, the number of Shares authorized and available for Awards under this Plan shall be determined in accordance with the following provisions:

(a)
The maximum number of Shares available for issuance under this Plan shall be 2,750,000 shares, plus the number of Shares subject to Awards outstanding under the Prior Plans as of the Effective Date but only to the extent that such outstanding Awards are forfeited, expire or otherwise terminate without the issuance of such Shares.

(b)	No more than 825,000 of the Shares authorized for issuance under this Plan may be issued pursuant to Full-Value Awards.

(c)	The maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be 2,750,000.

4.2           Share Usage.  Shares covered by an Award shall be counted as used only to the extent they are actually issued; provided, however, the full number of Shares subject to an SAR granted that are settled by the issuance of Shares shall be counted against the Shares authorized for issuance under this Plan, regardless of the number of Shares actually issued upon settlement of such SAR.  Furthermore, any Shares withheld to satisfy tax withholding obligations on Awards issued under this Plan, any Shares withheld to pay the exercise price of Awards under this Plan and any Shares not issued or delivered as a result of the "net exercise" of an outstanding Option pursuant to Section 6.6 shall be counted against the Shares authorized for issuance under this Plan.  Any Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.  Any Shares related to Awards under this Plan or under Prior Plans that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan.  The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3           Annual Award Limits.  The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.4 and 20.2, shall apply to grants of Awards unless the Committee specifically determines at the time of grant that the Award is not intended to qualify as Performance-Based Compensation under this Plan:

(a)	Options and SARs: The maximum aggregate number of Shares subject to Options and SARs granted to any one Participant in any one Plan Year shall be 250,000.

(b)
Restricted Stock and Restricted Stock Units:  The maximum aggregate number of Shares subject to Restricted Stock and Restricted Stock Units granted to any one Participant in any one Plan Year shall be 250,000.

(c)
Performance Units:  The maximum aggregate amount awarded or credited with respect to Performance Units to any one Participant in any one Plan Year may not exceed $10,000,000, determined as of the date of payout.

(d)	Performance Shares: The maximum aggregate number of Performance Shares that a Participant may receive in any one Plan Year shall be 250,000 Shares, determined as of the date of payout.

(e)
Annual Performance Awards:  The maximum aggregate amount awarded or credited with respect to Annual Performance Awards to any one Participant in any one Plan Year may not exceed $5,000,000, determined as of the date of payout.

(f)
Other Cash-Based Awards:  The maximum aggregate amount awarded or credited with respect to Other Cash-Based Awards to any one Participant in any one Plan Year may not exceed $5,000,000, determined as of the date of payout.

(g)
Other Stock-Based Awards:  The maximum aggregate amount awarded or credited with respect to Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed 250,000 Shares, determined as of the date of payout.

4.4           Adjustments in Authorized Shares.  Adjustment in authorized Shares available for issuance under this Plan or under an outstanding Award and adjustments in Annual Award Limits shall be subject to the following provisions:

(a)
Except to the extent that Section 19.1 applies, in the event of any corporate event or transaction (including a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, will substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits and other value determinations applicable to outstanding Awards, provided that the Committee, in its sole discretion, shall determine the methodology or manner of making such substitution or adjustment.

(b)
The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of Performance Periods.

(c)	The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(d)
Subject to the provisions of Article 20 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5. Eligibility and Participation

5.1           Eligibility.  Individuals eligible to participate in this Plan include all Employees, Directors and Third-Party Service Providers.

5.2           Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 6. Stock Options

6.1           Grant of Options.  Subject to the terms and provisions of this Plan (including Section 20.5), Options may be granted to Participants pursuant to this Article 6 in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.  Options may be granted to a Participant for services provided to an Affiliate only if, with respect to such Participant, the underlying Shares constitute "service recipient stock" within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).  ISOs may be granted solely to eligible Employees of the Company or certain Subsidiaries (as permitted under Code Sections 422 and 424).  To the extent that any ISO (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Code Section 422, such ISO (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be an NQSO.

6.2           Award Agreement.  Each Option grant pursuant to this Article 6 shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.  The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3           Option Price.  The Option Price for each grant of an Option pursuant to this Article 6 shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of the Option’s Grant Date.

6.4           Term of Options.  Each Option granted to a Participant pursuant to this Article 6 shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of its Grant Date, subject to any extension permitted by the Committee in accordance with Section 23.8 for Nonqualified Stock Options granted to Participants outside the United States.

6.5           Exercise of Options.  Options granted pursuant to this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve (subject, in each case, to Section 20.5), which terms and restrictions need not be the same for each grant or for each Participant.  The Award Agreement for any Option granted pursuant to this Article 6 that becomes exercisable solely based on the continued service of the Participant shall provide that such Option shall become exercisable no more rapidly than ratably over a three-year period after the Grant Date of the Option, except (a) in connection with the death, Disability or Retirement of the

Participant or a Change of Control; or (b) for any Option granted to a Participant who within six months of the Grant Date is first appointed or elected as an officer, hired as an employee, elected as a director or retained as a Third-Party Service Provider.  Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Sections 23.4, 23.5, 23.6 or 23.7 below, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.

6.6           Payment.  Options granted under this Plan shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.  A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price.  The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a)	In cash or its equivalent;

(b)	By tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c)	By a cashless (broker-assisted) exercise;

(d)	by a “net exercise” of the Option (as further described below);

(e)	by any combination of (a), (b), (c) and (d); or

(f)	Any other method approved or accepted by the Committee in its sole discretion.

In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the Shares exercised under this method.  Shares will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) Shares used to pay the exercise price of an Option under the “net exercise,” (ii) Shares actually delivered to the Participant as a result of such exercise, and (iii) any Shares withheld for purposes of tax withholding pursuant to Article 21 of this Plan.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).  Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

Article 7. Stock Appreciation Rights

7.1           Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.  Subject to the terms and conditions of this Plan (including Section 20.5), the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.  SARs may be granted to a Participant for services provided to an Affiliate only if, with respect to such Participant, the underlying Shares constitute "service recipient stock" within the meaning of Treas.  Reg.  Section 1.409A-1(b)(5)(iii).

7.2           SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3           Grant Price.  The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of the Grant Date.

7.4           Term of SAR.  The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary of its Grant Date, subject to any extension permitted by the Committee in accordance with Section 23.8 for SARs granted to Participants outside the United States.

7.5           Exercise of SARs.  SARs may be exercised by giving notice in the same manner as that used for Options, as set forth in Section 6.6 of this Plan, subject to any terms and conditions the Committee, in its sole discretion, imposes (subject, in each case, to Section 20.5).  The Award Agreement for any SAR that becomes exercisable solely based on the continued service of the Participant shall provide that such SAR shall become exercisable no more rapidly than ratably over a three-year period after the Grant Date of the SAR, except (a) in connection with the death, Disability or Retirement of the Participant or a Change of Control; or (b) for any SAR granted to a Participant who within six months of the Grant Date is first appointed or elected as an officer, hired as an employee, elected as a director or retained as a Third-Party Service Provider.  Notwithstanding the foregoing, if the exercise of an SAR that is exercisable in accordance with its terms is prevented by the provisions of Sections 23.4, 23.5, 23.6 or 23.7 below, the SAR will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such SAR.

7.6           Settlement of SARs.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

7.7           Form of Payment.  Payment, if any, with respect to an SAR settled in accordance with Section 7.6 of this Plan shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination thereof, as the Committee determines.

7.8           Other Restrictions.  The Committee shall impose such other conditions or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable.  These restrictions may include a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1           Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Participants in such amounts as the Committee shall determine.  Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2           Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of

Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine (subject, in each case, to Section 20.5).  Restricted Stock Units shall be paid in cash, Shares or a combination of cash and Shares as the Committee, in its sole discretion, shall determine, and as provided in the Award Agreement.

8.3           Conditions and Restrictions.  The Committee shall impose such conditions or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.  If an Award of Restricted Stock or Restricted Stock Units vests solely based on the continued service of the Participant, the Award Agreement shall provide that such Award shall vest no more rapidly than ratably over a three-year period after the Grant Date of the Award, except (a) in connection with the death, Disability or Retirement of the Participant or a Change of Control; or (b) for any such Award granted to a Participant who within six months of the Grant Date is first appointed or elected as an officer, hired as an employee, elected as a director or retained as a Third-Party Service Provider.

8.4           Restricted Stock Transfer Restrictions; Lapse of Restrictions  Unless otherwise determined by the Committee, until such time as all conditions or restrictions applicable to Shares of Restricted Stock have been satisfied or lapse, (i) all certificates representing Shares of Restricted Stock, together with duly endorsed stock powers in blank, will be held in custody by the Company or its transfer agent or (ii) any uncertificated Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form in the name of the Participant with appropriate restrictions relating to the transfer of such Shares of Restricted Stock or the issuance to the Participant of a physical stock certificate representing such Shares of Restricted Stock.  Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).

8.5           Certificate Legend.  In addition to any legends placed on certificates or restrictions on uncertificated shares issued in book entry form pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following (and any uncertificated Shares of Restricted Stock issued in book entry form in the name of the Participant will be subject to restrictions set forth in the following legend) or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in The Toro Company 2010 Equity and Incentive Plan, as may be amended from time to time (the “Plan”), and in the associated award agreement.  A copy of the Plan and such award agreement may be obtained from The Toro Company.”

8.6           Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.7           Section 83(b) Election for Restricted Stock Award.  If a Participant makes an election pursuant to Code Section 83(b) with respect to an Award of Restricted Stock, the Participant must file, within thirty (30) days following the Grant Date, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Code Section 83.  The Committee may provide in the Award Agreement that the Award of Restricted Stock is conditioned upon the

Participant’s making or refraining from making an election with respect to the Award under Code Section 83(b).

Article 9. Performance Units and Performance Shares

9.1           Grant of Performance Units and Performance Shares.  Subject to the terms and provisions of this Plan (including Section 20.5), the Committee, at any time and from time to time, may grant Performance Units or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2           Value of Performance Units and Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.  The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value or number of Performance Units or Performance Shares that will be paid out to the Participant.  The Performance Period set forth in any Award Agreement for any Performance Shares shall be at least one year, except in connection with the death or Disability of the Participant or a Change of Control.

9.3           Earning of Performance Units and Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive payout on the value and number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.

9.4           Reassignment.  If prior to the end of a Performance Period, a Participant holding Performance Units or Performance Shares is reassigned to a position with the Company or any Affiliate or Subsidiary, and that position is not eligible to participate in such an Award, but the Participant does not terminate employment or service with the Company or any Affiliate or Subsidiary, as the case may be, the Committee may, in its sole discretion, cause Shares to be delivered or payment made with respect to the Participant’s Award, but only if otherwise earned and only with respect to the portion of the applicable Performance Period completed at the date of such reassignment, based on full fiscal years only, with no Shares to be delivered for partial fiscal years.

9.5           Committee Discretion to Scale Back Awards.  At any time during a Performance Period of more than one fiscal year, the Committee may, in its discretion, cancel a portion of an Award of Performance Shares or Performance Units prior to the conclusion of the Performance Period (a “Scale Back”), provided that:

(a)	the Award has not yet vested;

(b)
based on financial information contained in the financial statements or similar internal reports of the Company or any Affiliate or Subsidiary, as the case may be, the Committee determines that the Performance Goals for the Performance Period cannot be achieved at the maximum levels established at the time of grant;

(c)	Awards shall be Scaled Back in proportion to the estimated short fall in achievement of Performance Goals from maximum levels;

(d)	all Awards for the same Performance Period are Scaled Back by the same percentage;

(e)	once an Award is Scaled Back, it may not again be increased to add or recover Performance Shares or Performance Units that were canceled; and

(f)
Performance Shares or Performance Units canceled in a Scale Back shall again be available to the Committee for grant of new Awards of Performance Shares or Performance Units for any future Performance Period.  This provision shall not be used in any manner that could have the effect of repricing a previous Award of Performance Shares or Performance Units.

9.6           Form and Timing of Payment of Performance Units or Performance Shares.  Payment of earned Performance Units or Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement.  Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period or as soon as practicable after the end of the Performance Period, except that if a Participant has properly elected to defer income that may be attributable to Performance Shares or Performance Units under a Company deferred compensation plan, Common Stock units will be credited to the Participant’s account under such deferred compensation plan.  Any Shares issued in payment of earned Performance Units or Performance Shares may be granted subject to any restrictions deemed appropriate by the Committee.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Article 10. Annual Performance Awards

10.1           Grant of Annual Performance Awards.  Subject to the terms and conditions of this Plan, the Committee, at any time and from time to time, may grant to Participants Awards denominated in cash in such amounts and upon such terms as the Committee may determine, based on the achievement of specified Performance Goals for annual periods or other time periods as determined by the Committee (“Annual Performance Awards”).

10.2           Target Payout.  The target amount that may be paid with respect to an Annual Performance Award (the “Target Payout”) shall be determined by the Committee pursuant to Section 15.2 and shall be based on a percentage of a Participant’s actual annual base salary at the time of grant (“Participation Factor”), within the range established by the Committee for each Participant and subject to adjustment as provided in the second to last sentence of this paragraph.  The Participation Factors, which are intended to reflect a Participant’s level of responsibility, may be up to 125% for any Participant.  The Chief Executive Officer may approve modifications to the foregoing Participation Factors for any Participant who is not a Covered Employee, if such modification is based on level of responsibility.  The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at less or greater than the Target Payout.

10.3           Maximum Payout. The Committee may also establish a maximum potential payout amount (the “Maximum Payout”) with respect to an Annual Performance Award of up to 200% of the Target Payout in the event Performance Goals are exceeded by an amount established by the Committee at the time Performance Goals are established.  The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.

10.4           Division Payout.  At the time an Annual Performance Award is made, the Committee may establish supplemental division-specific Performance Measures (“Supplemental Division Performance Goals”) and may provide that achievement of a Supplemental Division Performance Goal at or above an established target level shall be required in order to earn a Target Payout or Maximum Payout.  The Committee shall also have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the division payout formula to a division officer or general manager based on the Committee’s evaluation of the quality of division performance.

10.5           Strategic Performance Measure Payout.  At the time an Annual Performance Award is made, the Committee may increase the Target Payout and the Maximum Payout (as either may be prorated in accordance with Sections 10.2 and 10.3) by up to 20% but to not more than 200% of the Target Payout, for selected Participants (“Strategic Performance Participants”), to reflect individual strategic performance measures (“SPM Performance Goals”) established at that time by the Committee.  The Committee shall have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the payout formula to a Strategic Performance Participant based on the Committee’s evaluation of the individual’s achievement of the SPM Performance Goal.

10.6           Payment.  Payment of any earned Annual Performance Awards will be made as soon as possible after the Committee has determined the extent to which the applicable Performance Goals have been achieved and not later than the last day of the short term deferral period determined in accordance with Treas. Reg. Sec. 1.409A-1(b)(4), except to the extent that a Participant has properly elected to defer income that may be attributable to an Annual Performance Award under a Company deferred compensation plan or arrangement.

Article 11. Nonemployee Director Awards

11.1           Nonemployee Director Shares.  On the first business day of each fiscal year, the Company shall issue to each person who is then a Nonemployee Director Shares in an amount equal to $20,000 (or such other amount as may be determined by the Committee from time to time, which Committee shall consist solely of directors who are “independent directors” (as defined in the rules of the New York Stock Exchange)) divided by the three-month fair market value of one Share, rounded down to the greatest number of whole Shares (“Nonemployee Director Shares”), subject to adjustment as provided in Section 4.4(a) hereof.  “Three-month fair market value” for the purpose of this Section 11.1 shall be the average of the closing sale prices of one Share at the end of the regular trading session for each of the trading days in the three calendar months immediately prior to the date of issue of the Nonemployee Director Shares, as reported by The New York Stock Exchange.

11.2           Nonemployee Director Options.

(a)
Annual Grant.  Subject to the terms and conditions of this Section 11.2, on the first business day of each fiscal year, the Company shall grant to each person who is then a Nonemployee Director, a Nonqualified Stock Option to purchase Shares (a “Nonemployee Director Option”).  Each Nonemployee Director Option shall have a grant date fair value of $40,000 (or such other amount as may be determined by the Committee from time to time, which Committee shall consist solely of directors who are “independent directors” (as defined in the rules of the New York Stock Exchange)), determined using a standard Black-Scholes, binomial or monte carlo valuation formula, based on assumptions consistent with those used to value option grants disclosed under Schedule 14A under the Exchange Act or successor requirements, for the business day prior to the Grant Date.

(b)	Option Price. The Option Price for each grant of a Nonemployee Director Option shall be one hundred percent (100%) of the FMV of a Share as of the Option’s Grant Date.

(c)
Vesting; Term.  Except as provided in Articles 13 and 19, Nonemployee Director Options shall vest and become exercisable in three equal installments on each of the first, second and third anniversaries following the Grant Date, and shall remain exercisable for a term of ten (10) years after the Grant Date.

(d)	Exercise and Payment of Exercise Price. Nonemployee Director Options may be exercised by giving notice and paying the Option Price pursuant to Section 6.6 of this Plan.

11.3           Share Proration.  If, on any date on which Nonemployee Director Shares are to be issued pursuant to Section 11.1 or Nonemployee Director Options are to be granted pursuant to Section

11.2, the number of Shares is insufficient for the issuance of the entire number of Nonemployee Director Shares to be issued or for the grant of the entire number of Nonemployee Director Options, as calculated in accordance with Section 11.1 or Section 11.2, respectively, then the number of Nonemployee Director Shares to be issued and Nonemployee Director Options to be granted to each Nonemployee Director entitled to receive Nonemployee Director Shares or Nonemployee Director Options on such date shall be such Nonemployee Director’s proportionate share of the available number of such Shares and Options (rounded down to the greatest number of whole shares), provided that if a sufficient number of Shares is available to issue all of the Nonemployee Director Shares, then the entire number of Nonemployee Director Shares shall be issued first and the number of shares to be subjected to Nonemployee Director Options shall be prorated in accordance with this section.

11.4           Shares in Lieu of Retainers and Other Director Fees.  A Nonemployee Director shall have the right to elect to receive Shares in lieu of annual Board, chair and other retainers and meeting fees otherwise payable in cash.  The election to receive Shares shall be made prior to the date retainers and fees are otherwise scheduled to be paid but not later than May 31 of the calendar year for which the retainers and fees are to be paid.  Retainers and fees that are earned after the date a Nonemployee Director makes an election shall be reserved through the rest of the calendar year and Shares shall be issued in December of that year.  The number of Shares to be issued shall be determined by dividing the dollar amount of reserved retainers and fees by the Fair Market Value of one Share on the date that the Shares are issued.

11.5           Award Agreement.  The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.

11.6           Other Awards to Nonemployee Directors; Deferral of Award Payment.  The Committee (which shall consist solely of directors who are “independent directors” (as defined in the rules of the New York Stock Exchange)) may (a) grant to Nonemployee Directors other types of Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable subplan or Award Agreement; or (b) permit a Nonemployee Director the opportunity to defer the grant or payment of an Award pursuant to such terms and conditions as the Committee may prescribe and set forth in any applicable subplan or Award Agreement.

Article 12. Other Cash-Based Awards and Other Stock-Based Awards

12.1           Other Cash-Based Awards.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

12.2           Other Stock-Based Awards.  Subject to the terms and provisions of this Plan (including Section 20.5), the Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine.  Such Awards may involve the transfer of actual Shares to Participants or payment in cash or otherwise of amounts based on the value of Shares, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

12.3           Value of Other Cash-Based Awards and Other Stock-Based Awards.  Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.  Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.  The Committee may establish Performance Goals in its discretion for any Other Cash-Based Award or any Other Stock-Based Award.  If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Other Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

12.4           Payment of Other Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to an Other Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash for any Other Cash-Based Award and in cash or Shares for any Other Stock-Based Award, as the Committee determines.

Article 13. Termination of Service

The following provisions shall apply upon termination of a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, except to the extent that the Committee provides otherwise in an Award Agreement evidencing an Award at the time of grant or determines otherwise pursuant to Section 13.4 of this Plan (and such provisions and determinations need not be uniform among all Awards granted pursuant to this Plan).

13.1           Effect of Termination Due to Death or Disability.  Subject to Section 13.6 of this Plan, in the event a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, is terminated by reason of death or Disability:

(a)
All outstanding Options (including Nonemployee Director Options) and SARs held by the Participant as of the effective date of such termination shall become immediately exercisable in full and will remain exercisable for a period of one year after such termination (but in no event after the expiration date of any such Option or SAR)

(b)
All outstanding Shares of Restricted Stock held by the Participant as of the effective date of such termination that have not vested as of the date of such termination shall be terminated and forfeited;

(c)
All outstanding but unpaid Restricted Stock Units, Performance Shares, Performance Units, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination shall be terminated and forfeited; provided, however, that with respect to any Performance Shares or Performance Units, if a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, is terminated by reason of death or Disability prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause Shares to be delivered or payment made with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years.  The Committee shall consider the provisions of Section 13.6 of this Plan and shall have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such Shares, including whether the Participant again becomes employed; and

(d)
If the effective date of such termination is before the end of the Performance Period to which an Annual Performance Award relates, then any such Annual Performance Award held by a Participant shall be terminated and forfeited; if the effective date of such termination is on or after the end of the Performance Period to which an Annual Performance Award relates, then any such Annual Performance Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.

13.2           Effect of Termination Due to Retirement.  Subject to Section 13.6 of this Plan, in the event a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, is terminated by reason of Retirement (except with respect to Nonemployee Directors):

(a)
All outstanding Options (other than Nonemployee Director Options) and SARs held by the Participant as of the effective date of such Retirement shall remain outstanding and exercisable and shall continue to vest and become exercisable in accordance with their terms for a period of four years after the date of such Retirement (but in no event shall be exercisable after the expiration date of any such Option or SAR);

(b)	All outstanding Shares of Restricted Stock held by the Participant as of the effective date of such Retirement that have not vested as of the date of such Retirement shall be terminated and forfeited;

(c)
All outstanding but unpaid Restricted Stock Units, Performance Shares, Performance Units, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such Retirement shall be terminated and forfeited; provided, however, that with respect to any Performance Shares or Performance Units, if a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, is terminated by reason of Retirement prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause Shares to be delivered or payment made with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years.  The Committee shall consider the provisions of Section 13.6 of this Plan and shall have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such Shares, including whether the Participant again becomes employed; and

(d)
If the effective date of such Retirement is before the end of the Performance Period to which an Annual Performance Award relates, then any such Annual Performance Award held by a Participant shall be terminated and forfeited; provided, however, that the Committee may, in its sole discretion, cause payment to be made with respect to the Participant’s Annual Performance Award and in accordance with the payment terms of such Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the Performance Period completed as of the date of such Retirement.

13.3           Effect of Termination for Reasons Other than Death, Disability or Retirement.  Subject to Section 13.6 of this Plan, in the event a Participant’s employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, is terminated for any reason other than death, Disability or Retirement (except with respect to Nonemployee Directors):

(a)
All outstanding Options (other than Nonemployee Director Options) and SARs held by the Participant as of the effective date of such termination shall, to the extent exercisable as of the date of such termination, remain exercisable in full for a period of three months after the date of such termination (but in no event after the expiration date of any such Option or SAR), and Options and SARs not exercisable as of the date of such termination shall be forfeited and terminate;

(b)
All outstanding Shares of Restricted Stock held by the Participant as of the effective date of such termination that have not vested as of the date of such termination shall be terminated and forfeited;

(c)
All outstanding but unpaid Restricted Stock Units, Performance Shares, Performance Units, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination shall be terminated and forfeited;

(d)
If the effective date of such termination is before the end of the Performance Period to which an Annual Performance Award relates, then any such Annual Performance Award held by a Participant shall be terminated and forfeited; if the effective date of such termination is on or after the end of the Performance Period to which an Annual Performance Award relates, then any such Annual Performance Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award; and

(e)
If a Nonemployee Director has served as a member of the Board for ten full fiscal years or longer and terminates service on the Board for any reason other than death or Disability, (i) outstanding unvested Nonemployee Director Options shall remain outstanding and continue to vest in accordance with their terms, and (ii) the Nonemployee Director may exercise all such vested outstanding Nonemployee Director Options for up to four years after the date of termination, but not later than the date the Nonemployee Director Option expires.  If a Nonemployee Director has served as a member of the Board for less than ten years and terminates service on the Board for any reason other than death or Disability, (x) all unvested Nonemployee Director Options shall expire and be canceled and (y) the Nonemployee Director may exercise any vested outstanding Nonemployee Director Options for up to three months after the date of termination, but not later than the date the Nonemployee Director Option expires.

13.4           Modification of Rights Upon Termination.  Notwithstanding the other provisions of this Article 13, upon a Participant’s termination of employment or other service with the Company or any Affiliate or Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or SARs (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Annual Performance Awards, Nonemployee Director Awards, Other Cash-Based Awards and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) the Committee may not take any action not permitted pursuant to Section 15.3 or Section 20.5, (b) the Committee taking any such action relating to Nonemployee Director Awards shall consist solely of “independent directors” (as defined in the rules of the New York Stock Exchange), and (c) any such action by the Committee adversely affecting any outstanding Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Sections 4.4 or 13.6 or Articles 19 and 20 of this Plan).

13.5           Determination of Termination of Employment or Other Service.  Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of this Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Affiliate or Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records; provided, however, that if distribution of an Award subject to Code Section 409A is triggered by a termination of a Participant’s employment or other service, such termination must also constitute a “separation from service” within the meaning of Code Section 409A.

13.6           Additional Forfeiture Events.

(a)
Actions Constituting Adverse Action.  Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Section 13.6, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute an Adverse Action, (i) all rights of the Participant under this Plan and any agreements evidencing an Award then held by the Participant shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion may require the Participant to surrender and return to the Company all or any Shares received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by the Participant, during the period beginning one year prior to the Participant’s termination of employment or other service with the Company, an Affiliate or a Subsidiary, in connection with any Awards or any Shares issued upon the exercise or vesting of any Awards.  The Company may defer the exercise of any Option or SAR, the issuance of share certificates or removal of restrictions on uncertificated shares issued in book entry form upon the vesting of any Restricted Stock or the payment of any Restricted Stock Unit, Performance Share, Performance Unit or Other Stock-Based Awards for a period of up to ninety (90) days in order for the Committee to make any determination as to the existence of an Adverse Action.  Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 13.6(a) shall not apply to any Participant following a Change of Control.

(b)
Forfeiture of Awards under Sarbanes-Oxley Act.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under this Plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

Article 14. Transferability of Awards and Shares

14.1           Transferability of Awards.  Except as determined by the Committee in its sole discretion, and on and subject to such terms and conditions as it shall deem appropriate:  (a) during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant; (b) Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction; (c) no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and (d) any purported transfer in violation of this Section 14.1 shall be null and void.  The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

14.2           Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired by a Participant under this Plan as it may deem advisable, including minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws applicable to such Shares.

Article 15. Performance Measures

15.1           Performance Measures.  The Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more specified objective Performance Measures that are based on the following Performance Measure elements (each, a “Performance Measure Element”):

(a)	Sales and Revenue Measure Elements:
(i)	Gross Revenue
(ii)	Sales Allowances
(iii)	Net Revenue
(iv)	Invoiced Revenue
(v)	Collected Revenue

(vi)	Revenues from New Products
(vii)	Bad Debts

(b)	Expense Measure Elements:
(i)	Direct Material Costs
(ii)	Direct Labor Costs
(iii)	Indirect Labor Costs
(iv)	Direct Manufacturing Costs
(v)	Indirect Manufacturing Costs
(vi)	Cost of Goods Sold
(vii)	Sales, General and Administrative Expenses
(viii)	Operating Expenses
(ix)	Non-cash Expenses
(x)	Tax Expense
(xi)	Non-operating Expenses
(xii)	Total Expenses

(c)	Profitability and Productivity Measure Elements:
(i)	Gross Margin
(ii)	Net Operating Income
(iii)	EBITDA (earnings before interest, taxes, depreciation and amortization)
(iv)	EBIT (earnings before interest and taxes)
(v)	Net Operating Income After Taxes (NOPAT)
(vi)	Net Income
(vii)	Net Cash Flow
(viii)	Net Cash Flow from Operations

(d)	Asset Utilization and Effectiveness Measure Elements:
(i)	Cash
(ii)	Excess Cash
(iii)	Accounts Receivable
(iv)	Inventory (WIP or Finished Goods)
(v)	Current Assets
(vi)	Working Capital
(vii)	Total Capital
(viii)	Fixed Assets
(ix)	Total Assets
(x)	Standard Hours
(xi)	Plant Utilization
(xii)	Purchase Price Variance
(xiii)	Manufacturing Overhead Variance

(e)	Debt and Equity Measures:
(i)	Accounts Payable
(ii)	Current Accrued Liabilities
(iii)	Total Current Liabilities
(iv)	Total Debt
(v)	Debt Principal Payments
(vi)	Net Current Borrowings
(vii)	Total Long-term Debt
(viii)	Credit Rating
(ix)	Retained Earnings
(x)	Total Preferred Equity
(xi)	Total Common Equity
(xii)	Total Equity

(f)	Shareholder and Return Measure Elements:
(i)	Earnings per Share (diluted and fully diluted)
(ii)	Stock Price
(iii)	Dividends
(iv)	Shares Repurchased
(v)	Total Return to Shareholders
(vi)	Debt Coverage Ratios
(vii)	Return on Assets
(viii)	Return on Equity
(ix)	Return on Invested Capital
(x)	Economic Profit (for example, economic value added)

(g)	Customer and Market Measure Elements:
(i)	Dealer/Channel Size/Scope
(ii)	Dealer/Channel Performance/Effectiveness
(iii)	Order Fill Rate
(iv)	Customer Satisfaction
(v)	Customer Service/Care
(vi)	Brand Awareness and Perception
(vii)	Market Share
(viii)	Warranty Rates
(ix)	Product Quality
(x)	Channel Inventory

(h)	Organizational and Employee Measure Elements:
(i)	Headcount
(ii)	Employee Performance
(iii)	Employee Productivity
(iv)	Standard Hours
(v)	Employee Engagement/Satisfaction
(vi)	Employee Turnover
(vii)	Employee Diversity

Any Performance Measure Element can be a Performance Measure.  In addition, any of the Performance Measure Element(s) can be used in an algebraic formula (e.g., averaged over a period, combined into a ratio, compared to a budget or standard, compared to previous periods and/or other formulaic combinations) based on the Performance Measure Elements to create a Performance Measure.  Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary or Affiliate as a whole or any division or business unit of the Company, product or product group, region or territory, Subsidiary or Affiliate, or any combination thereof, as the Committee may deem appropriate.  Any Performance Measure(s) can be compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any Performance Measure(s) above as compared to various stock market indices.  Subject to the terms and conditions of this Plan (including Section 20.5), the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to any Performance Measure(s) specified in this Article 15.

15.2           Establishment of Performance Goals.  Any Award to a Covered Employee that is intended to qualify as Performance-based Compensation shall be granted, and Performance Goals for such an Award shall be established, by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period to which the Performance Goals relate, or such other period required under Code Section 162(m); provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be preestablished if it is established after 25% of the Performance Period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

15.3           Certification of Payment.  Before any payment is made in connection with any Award to a Covered Employee that is intended to qualify as Performance-based Compensation, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to such Award have been achieved.

15.4           Evaluation of Performance.  The Committee may provide in any such Award including Performance Goals that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period:  (a) items related to a change in accounting or measurement principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments, (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.  To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

15.5           Adjustment of Performance-Based Compensation.  Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

15.6           Committee Discretion.  In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 15.1.

Article 16. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee.  Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.  Notwithstanding the foregoing, the Committee may not grant dividend equivalents based on the dividends declared on Shares that are subject to an Option or SAR Award and further, no dividend or dividend equivalents shall be paid out with respect to any unvested performance Awards.

Article 17. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 18. Rights of Participants

18.1           Employment.  Nothing in this Plan or an Award Agreement shall:  (a) interfere with or limit in any way the right of the Company, its Affiliates or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company or an Affiliate or Subsidiary at any time or for any reason not prohibited by law, or (b) confer upon any Participant any right to continue his employment or service as a Director or Third-Party Service Provider for any specified period of time.  Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate or Subsidiary and, accordingly, subject to Articles 3 and 20, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates or its Subsidiaries.

18.2           Participation.  No individual shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

18.3           Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 19. Change of Control

19.1           Effect of Change of Control.  Without limiting the authority of the Committee pursuant to Sections 3.2 and 4.4 of this Plan, if a Change of Control occurs then, unless otherwise determined by the Committee or the Board in writing at or after the making of an Award, but prior to the occurrence of such Change of Control:  (a) all Options and SARs granted hereunder shall become immediately exercisable and shall remain exercisable throughout their entire term; (b) all restrictions and vesting requirements applicable to any Award based solely on the continued service of the Participant shall terminate; and (c) all Awards the vesting or payment of which are based on Performance Goals shall vest as though such Performance Goals were fully achieved and shall become immediately payable; provided, however, that no Award that provides for a deferral of compensation within the meaning of Code Section 409A shall be cashed out upon the occurrence of a Change of Control unless the event or circumstances constituting the Change of Control also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined under Code Section 409A.  The treatment of any other Awards in the event of a Change of Control shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

19.2           Alternative Treatment of Stock-Based Awards.  In connection with a Change of Control, the Committee in its sole discretion, either in an Award Agreement at the time of grant of a Stock-Based Award or at any time after the grant of such an Award, may determine that any or all outstanding Stock-Based Awards granted under this Plan, whether or not exercisable or vested, as the case may be, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Stock-Based Award will receive for each Share subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such Change of Control and the purchase price per share, if any, under the Award, multiplied by the number of Shares subject to such Award (or in which such Award is denominated); provided that if such product is zero ($0) or less or to the extent that the Award is not then exercisable, the Award may be canceled and terminated without payment therefor.  If any portion of the consideration pursuant to a Change of Control may be received by holders of Shares on a contingent or delayed basis, the Committee may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the Change of Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration.  Notwithstanding the foregoing, any Shares issued pursuant to a Stock-Based Award that immediately prior to the effectiveness of the Change of Control are subject to no further restrictions pursuant to this Plan or an Award Agreement (other than pursuant to the securities laws) shall be deemed to be outstanding Shares and receive the same consideration as other outstanding Shares in connection with the Change of Control.

19.3           Limitation on Change of Control Payments.  Notwithstanding anything in Sections 19.1 or 19.2 of this Plan to the contrary, if, with respect to a Participant, the acceleration of the vesting of a Award as provided in Section 19.1 of this Plan or the payment of cash in exchange for all or part of a Stock-Based Award as provided in Section 19.2 of this Plan (which acceleration or payment could be deemed a “payment” within the meaning of Code Section 280G(b)(2)), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Code Section 1504(a) without regard to Code Section 1504(b)) of which the Company is a member, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the “payments” to such Participant pursuant to Section 19.1 or 19.2 of this Plan will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Code Section 4999; provided, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Code Section 4999 attributable to any such excess parachute payments; and provided further that such payments will be reduced (or acceleration of vesting eliminated) in the following order:  (i) options with an exercise price above fair market value that have a positive value for purposes of Code Section 280G, (ii) pro rata among Awards that constitute deferred compensation under Code Section 409A, and (iii) finally, among the Awards that are not subject to Code Section 409A.  Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or an Affiliate or Subsidiary that expressly addresses the potential application of Code Sections 280G or 4999 (including that “payments” under such agreement or otherwise will be reduced, that the Participant will have the discretion to determine which “payments” will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 19.3 shall not apply and any “payments” to a Participant pursuant to Section 19.1 or 19.2 of this Plan will be treated as “payments” arising under such separate agreement.

Article 20. Amendment and Termination

20.1           Amendment and Termination of this Plan and Award Agreements.

(a)
Subject to subparagraphs (b) and (c) of this Section 20.1 and Sections 20.3, 20.5, 20.6 and 23.13 of this Plan, the Board may at any time terminate this Plan or an outstanding Award Agreement and the Committee may, at any time and from time to time, amend this Plan or an outstanding Award Agreement.

(b)
The terms of an outstanding Award may not be amended to reduce the exercise price of outstanding Options or to reduce the Grant Price of outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price or Grant Price, as applicable, that is less than the exercise price of the cancelled Options or the Grant Price of the cancelled SARs without shareholder approval, except in connection with one of the events described in Section 4.4 hereof.

(c)
Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval (i) to increase the maximum number of Shares which may be issued pursuant to the Plan; (ii) to increase any limitation set forth in the Plan on the number of Shares which may be issued or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (iii) to change the class of individuals eligible to participate in the Plan; (iv) to reduce the minimum Option Price or the minimum SAR Grant Price as set forth in Sections 6.3 and 7.3; (v) to reduce the minimum vesting period, Period of Restriction or Performance Period requirements applicable to Awards under the Plan to Participants who are Employees; or (vi) if shareholder approval is otherwise required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

20.2           Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  Subject to Section 15.5, the Committee may amend or modify the vesting criteria (including any Performance Goals, Performance Measures or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Sections 4.4 or 15.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.  By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 20.2 without further consideration or action.

20.3           Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary, other than Sections 20.2, 20.4 or 23.13, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

20.4           Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder.  By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 20.4 to any Award granted under this Plan without further consideration or action.

20.5           Waiver, Lapse or Acceleration of Exercisability or Vesting.  Notwithstanding any other provision of this Plan to the contrary, the Committee shall not have the authority to waive, lapse or accelerate the exercisability or vesting of any Award held by any Participant who is an Employee, except (a) in connection with the death, Disability or Retirement of the Participant or a Change in Control or (b) to the extent that the number of Shares covered by such waived, lapsed or accelerated Award (together with the number of Shares covered by all other Awards, the exercisability or vesting of which previously have been waived, lapsed or accelerated by the Committee under this Plan) do not exceed five percent (5%) of the total number of Shares authorized for Awards under this Plan.

20.6           Nonemployee Director Awards.  Notwithstanding any other provision of this Plan to the contrary, no action may be taken with respect to any Nonemployee Director Award other than by the Committee (which shall consist solely of “independent directors” (as defined in the rules of the New York Stock Exchange)).

Article 21. Withholding

21.1           Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount reasonably determined by the Company to be required to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

21.2           Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of Performance Goals related to Performance Shares, or any other taxable event arising as a result of a Stock-Based Award granted hereunder (collectively and individually referred to as a “Share Payment”), Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement but in no event shall such withholding exceed the minimum statutory withholding requirement.  All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 22. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

Article 23. General Provisions

23.1           Legend.  The certificates for Shares may include any legend, and any uncertificated Shares issued in book entry form may be made subject to any restriction, that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

23.2           Usage.  In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also shall include the feminine, (b) the plural shall include the singular, and the singular shall include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.

23.3           Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.4           Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.5           Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable federal, state, provincial, local, foreign or other law or ruling of any governmental body that the Company determines to be necessary or advisable.

23.6           Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.7           Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

23.8           Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates or its Subsidiaries operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees, Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Directors or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.  Any subplans and modifications to Plan terms and procedures established under this Section 23.8 by the Committee shall be attached to this Plan document as appendices;

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and

(f)
Provide for a longer term for Nonqualified Stock Options and SARs granted to Participants outside the United States to accommodate regulations in non-U.S.  jurisdictions that require a minimum exercise or vesting period following a participant’s death.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.  The Committee will have no authority, however, to take action pursuant to this Section 23.8 of this Plan:  (i) to reserve shares or grant Awards in excess of the limitations provided in Section 4.1 of this Plan; (ii) in violation of Section 20.1(b) of this Plan; (iii) to grant Options or Stock Appreciation Rights having an exercise price in violation of Section 6.3 or 7.3 of this Plan, as the case may be; or (iv) for which shareholder approval would then be required pursuant to Code Section 422 or the rules of the New York Stock Exchange (or other applicable exchange or market on which the Company’s Shares may be traded or quoted).

23.9           Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated or book entry basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.10           Unfunded Plan.  Participants shall have no right, title or interest whatsoever in or to any investments that the Company, its Subsidiaries or its Affiliates may make to aid it in meeting its obligations under this Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual.  To the extent that any individual acquires a right to receive payments from the Company or any Affiliate or Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or Affiliate, as the case may be.  All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.11           No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award.  The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.12           Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

23.13           Deferred Compensation.

(a)
The Committee may grant Awards under this Plan that provide for the deferral of compensation within the meaning of Code Section 409A.  It is intended that such Awards comply with the requirements of Code Section 409A so that amounts deferred thereunder are not includible in income and are not subject to an additional tax of twenty percent (20%) at the time the deferred amounts are no longer subject to a substantial risk of forfeiture.

(b)
Notwithstanding any provision of this Plan or Award Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Code Section 409A and would cause the Participant to incur any penalty tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Committee may reform this Plan and Award Agreement to comply with the requirements of Code Section 409A and to the extent practicable maintain the original intent of this Plan and Award Agreement.  By accepting an Award under this Plan, a Participant agrees to any amendments to the Award made pursuant to this Section 23.13(b) without further consideration or action.

23.14           Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.15           No Constraint on Corporate Action.  Nothing in this Plan shall be construed to:  (a) limit, impair or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate or dissolve, liquidate, sell or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

23.16           Governing Law.  This Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.  Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

23.17           Delivery and Execution of Electronic Documents.  To the extent permitted by applicable law, the Company may:  (a) deliver by email or other electronic means (including posting on a

Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including Award Agreements) in a manner prescribed by the Committee.

23.18           No Representations or Warranties Regarding Tax Effect.  Notwithstanding any provision of this Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, provincial, local,  foreign or other laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

23.19           Indemnification.  Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.